UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2020

CURRENCYWORKS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55049	27-3098487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

561 Indiana Court, Los Angeles, CA 90291

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: 424.570.9446

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Nil	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2020, we entered into an amendment to the loan agreement and termination of business services agreement (the “Agreement”) with Ryde GmbH (“Borrower”) and Ryde Holding Inc. (“Customer”).

Pursuant to the loan agreement with Borrower dated July 27, 2018, as amended on July 12, 2019 and September 30, 2019, we transferred to Borrower US$500,000 on or about July 9, 2018 and US$750,000 on or about July 27, 2018 and Borrower owes us US$1,250,000, plus accrued interest. Under the Agreement, the parties agreed that commencing on January 1, 2020, interest will commence accruing on the outstanding principal balance of the loan at a rate of 6%per annum (previously 12% per annum for the US$500,000 loan and 2% per annum for the US$750,000 loan provided, however, any amounts not paid thereunder when due would have immediately commence accruing interest at a default rate of 18% per annum and 12% per annum respectively for both the loans) and if there is any default on the terms of the loan agreement, default interest at the lesser of 18% per annum and the highest rate permitted by applicable law will be deemed to have retroactively been accruing on the loan as of January 1, 2020 and will continue accrue until the earlier of the date such default is cured and the date the loan is repaid in full.

In addition, under the Agreement, Borrower agreed to pay us US$125,000 on or before February 7, 2020 as payment in full of all interest accrued under the loan agreement through December 31, 2019 and commencing on March 31, 2020, Borrower agreed to make quarterly interest only payments on or before the last day of each calendar quarter until such time as the loan is repaid in full.

In addition, under the Agreement, Borrower agreed to pay us US$150,000 on or before February 7, 2020, which will reduce the outstanding principal balance of the loan by US$150,000. Borrower agreed that the remaining unpaid principal balance of the loan and all accrued and unpaid interest, will be due and paid in full on or before the earlier of (a) December 31, 2021, and (b) March 31, 2021, provided, Borrower has Earnings Before Interest, Taxes, Depreciation and Amortization or EBITDA as defined under United States GAAP of more than US$5,000,000, for the 12 month period ending December 31, 2020, as certified by an independent auditor appointed by Borrower. If Borrower does not provide such certified financial statements on or before March 31, 2021, Borrower agreed that the remaining unpaid principal balance of the loan and all accrued and unpaid interest, will be immediately due and paid in full.

On or before February 7, 2020, Borrower agreed to pay to us a total of US$27,500 for expense reimbursement related to ($17,500 for Pickwick invoice and $10,000 for Raue invoice).

In addition, we terminated the Business Services Agreement (“BSA”) with Customer dated December 29, 2017, as amended on March 15, 2018, July 9, 2018 and October 29, 2018. Customer agreed to issue to us 10 million KodakOne Tokens after their issuance. As per the BSA we had agreed to provide consulting of corporate development and governance, business development and technical services, business awareness services, financial and administrative services and media management services. In addition, we agreed to provide to Customer the monthly services from January 1, 2020 to December 31, 2020 consisting of board and corporate strategy management and board and corporate governance management. Customer has since acquired internal resources to provide the services as anticipated under the BSA and hence both the parties had mutually agreed to terminate the BSA in exchange for 10 million KodakOne Tokens which are to be issued after their issuance.

Our chairman and director, Cameron Chell, is a director, officer and an indirect shareholder of Business Instincts Group Inc. which owns 10% of the common stock of Ryde Holding Inc., the parent company of Ryde GmbH and he is also a director, officer and indirect shareholder of Blockchain Merchant Group, Inc. which owns 2.5% of the common stock of Ryde Holding Inc. Mr. Chell has also been a director and secretary of Ryde Holding Inc. from December 2017 and chairman of Ryde Holding Inc. from February 2018. From December 2017 to February 2018, our president, Bruce Elliott, served as the chief marketing officer of Ryde Holding Inc. Our chief financial officer, Swapan Kakumanu has also been the chief financial officer of Ryde Holding Inc. from October 2018.

Item 1.02 Termination of a Material Definitive Agreement.

The information provided under Item 1.01 is responsive to the information required by this Item 1.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment to Loan Agreement and Termination of Business Services Agreement dated February 7, 2020 with Ryde GmbH and Ryde Holding Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURRENCYWORKS INC.

/s/ Bruce Elliott
Bruce Elliott
President

February 12, 2020